FOR IMMEDIATE RELEASE
J. L. "Jerry" Evans, Jr.,
Vice President
Evans Systems, Inc
409.245.2424


                                                  For Immediate Release
                                                  February 18, 2000

         Evans Systems' Receives
         Ruling From The Nasdaq Stock Market

BAY CITY, TX, February 18, 2000. Evans Systems, Inc. (Nasdaq: EVSI) announced today that it was notified late yesterday that Nasdaq has determined to delist the Company's Common Stock from the Nasdaq Stock Market effective with the close of business, February 17, 2000. As previously disclosed in the Company's Annual Report on Form 10-K, the Company was previously notified that it did not fully satisfy all of Nasdaq's requirements for continued listing. Following an oral hearing that was held on January 14, 2000 before the Nasdaq Listing Qualifications Panel, the panel has determined to delist the Company's Common Stock from the Nasdaq National Market.

Evans Systems plans to hold it's annual shareholder meeting on the previously announced sale of it's Texas based convenience store and petroleum marketing assets to TSC and subsequent merger with I-Net Holdings in April 2000. The company is presently finalizing its proxy materials and will be filing it's preliminary proxy statement covering the transactions within the next few days. I-Net plans to file for a initial listing application to be traded on the Nasdaq National Market. During the interim period , Evans Systems will explore all options with Nasdaq relating to today's decision by the Listing Qualifications Panel and is also reviewing listing requirements for listing on the Nasdaq SmallCap market or AMEX.

Beginning as of Friday, February 18, the Company intends to immediately list its Common Stock on the OTC Bulletin Board. (OTCBB:EVSI)

About Evans Systems, Inc.
Evans Systems, Inc. is currently repositioning itself as a provider of e-commerce marketing and advertising. Currently, business segments include: convenience stores, a chain of retail outlets in South Texas; petroleum marketing, a distributor of petroleum products; and EDCO Environmental, Inc. which provides environmental soil remediation services

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. The forward looking information and statements are contingent upon the timely completion of the


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merger  agreement with I-Net and the previously  announced sale of the assets to
TSC Service,  Inc.  Potential risks include the occurrence or  non-occurrence of
required  closing  conditions  as  set  forth  in  the  definitive   agreements,
uncertainties regarding the ability to successfully integrate the combined businesses, as well as the risks discussed in the Evans Systems Annual Report on form 10-K for the fiscal year ended September 30, 1999, as amended. Investors
are  cautioned  that  all  forward-looking   statements   contained  herein  are
reasonable, and assumptions could be inaccurate, and involve certain risk and therefore, there can be no assurance that forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


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